Strictly Private and Confidential

Valuation Reference Information

May 27, 2009

Contents

I.

Financial Analysis

•

Comparable Public Companies

•

Comparable M&A Transactions

•

Discounted Cash Flow

•

Premiums Paid Analysis

•

Company Trading History

•

Financial Analysis Summary

II.

Appendices

A.

Cuisine Solutions – Historical Financial Results

B.

Comparable Companies – Business Description

Financial Analysis

Market Approach

Comparable Public Companies

Comparable Publicly Traded Companies - Market and Financial Data
($ amounts in millions, except stock price and per share data)										Enterprise Value to:

Company	Ticker	5 Yr. Beta	Stock Price 5/22/09	Shares Outstanding (millions)	Market Cap.(1)	Enterprise Value(2)	Debt Weighting	LTM Revenue	LTM EBITDA(3)	LTM Revenue	2009E Revenue	LTM EBITDA	2009E EBITDA	Price to Book Value

Armanino Foods of Distinction Inc.	AMNF	0.72	0.42	34.6	$14.5	$14.5	0%	$20.0	$2.1	0.7x	NM	7.1x	NM	2.9x
Bridgford Foods Corp.	BRID	1.09	5.46	9.4	$51.5	$41.3	0%	$121.2	$(0.7)	0.3x	NM	NM	NM	2.1x
Fleury Michon SA	ENXTPA:FLE	0.50	40.61	4.8	$192.9	$330.5	44%	$693.7	$53.4	0.5x	NM	6.2x	NM	1.0x
High Liner Foods Inc.	TSX:HLF	0.20	6.52	18.5	$120.4	$226.6	42%	$506.7	$32.1	0.4x	NM	7.1x	NM	0.8x
Hilton Food Group PLC	LSE:HFG	-	2.86	69.7	$199.2	$247.5	30%	$1,160.4	$51.8	0.2x	NM	4.8x	NM	NM
The Inventure Group	SNAK	0.81	2.23	18.3	$40.7	$59.4	32%	$116.6	$8.6	0.5x	0.5x	6.9x	6.4x	1.4x
Monterey Gourmet Foods Inc.	PSTA	1.38	1.84	16.8	$30.9	$27.0	0%	$94.2	$1.7	0.3x	NM	NM	NM	1.1x
Overhill Farms Inc.	OFI	1.28	4.51	15.8	$71.3	$97.1	32%	$222.4	$22.1	0.4x	0.4x	4.4x	NM	2.6x
Vaughan Foods Inc.	FOOD	-	1.04	4.6	$4.8	$17.5	73%	$93.4	$(2.7)	0.2x	NM	NM	NM	0.7x
Target
Cuisine Solutions Inc.	FZN	1.16	0.95	17.6	$16.7	$21.7	26%	$80.5	$2.4	0.3x	NM	8.9x	NM	0.7x
									Comparables

	(1) Stock price multiplied by number of shares outstanding								1st Quartile	0.3x	0.4x	5.1x	6.4x	0.9x
	(2) Market capitalization plus net debt, preferred equity, and minority interests								Mean	0.4x	0.4x	6.1x	6.4x	1.6x
	(3) Earnings before interest, taxes, depreciation and amortization								Median	0.4x	0.4x	6.5x	6.4x	1.2x
									3rd Quartile	0.5x	0.5x	7.0x	6.4x	2.2x

Source: Capital IQ

Selection Criteria: Companies with under $300 million in Enterprise Value that operate in the packaged foods industry, with a focus on companies that produce meal solutions for the foodservice or retail end markets.

NM - Not Meaningful

Note: The Enterprise Value/LTM EBITDA Multiple of PSTA has been excluded from mean, median and quartile calculations

Market Approach

Comparable M&A Transactions

Select Merger and Acquisition Transactions
($ amounts in millions)
				Last Twelve Months			Purchase Price as a Multiple of:
Date Effective	Target Name	Acquiror Name	Enterprise Value	Target Revenue	Target EBITDA		LTM Revenue	LTM EBITDA

Pending	Goodman Fielder New Zealand Limited	Cooks Food Group Limited	$6.7	$20.0	$1.9		0.3x	3.6x
4/1/2009	Spanghero S.A.	Lur Berri Coop Agricole	$7.9	$132.2	NA		0.1x	NM
1/20/2009	Singapore Food Industries	Singapore Airport Terminal Services	$356.8	$472.2	$48.8		0.8x	7.3x
12/22/2008	Nichiro Sunfoods Co.	Maruha Nichiro Foods, Inc.	$55.8	$144.2	$4.6		0.4x	12.2x
12/15/2008	Golden Oval Eggs	Rembrandt Enterprises	$123.7	$218.1	$16.5		0.6x	7.5x
12/4/2008	Tokatsu Foods Co.	Company Management	$143.6	$894.1	$29.7		0.2x	4.8x
11/18/2008	Galaxy Nutritional Foods Inc.	Galaxy Partners	$6.7	$25.0	$1.3		0.3x	5.1x
8/23/2008	SKM Egg Products Export	Company Management	$11.8	$26.4	$2.6		0.4x	4.5x
4/1/2008	Alto Dairy Cooperative	Saputo Cheese USA, Inc.	$160.0	$378.0	$19.6		0.4x	8.2x
3/19/2008	Fromageries Paul-Renard SA	Groupe ALTAREA	$23.1	$83.9	$4.0		0.3x	5.8x
1/28/2008	HEINRICH HAMKER Lebensmittelwerke	IFR Capital Plc	$40.9	$230.9	$3.6		0.2x	11.4x
10/19/2007	Granulati Italia S.P.A.	Burani Designer Holding N.V.	$4.2	$14.6	$1.9		0.3x	2.2x
8/28/2007	OAO Chicken Kingdom	OJSC Cherkizovo Group	$143.0	$109.0	$23.0		1.3x	6.2x
7/9/2007	Synnove Finden ASA	Midelfart Sonesson AB	$58.2	$144.5	$3.8		0.4x	15.4x

						1st Quartile	0.3x	4.8x
						Mean:	0.4x	7.2x
						Median:	0.4x	6.2x
						3rd Quartile	0.4x	8.2x

Source: Capital IQ, press releases and company Form 10-K, 10-Q and 8-K's.
Selection Criteria: Transactions in the past two years with target companies that operate in the packaged foods industry with enterprise values less than $500 million.

Income Approach

Discounted Cash Flow – Weighted Average Cost of Capital

Detailed Discount Rate (WACC) Calculation

Capital Asset Pricing Model				Cost of Equity			Cost of Debt			WACC
Risk-Free Rate (1)	Beta (2)	Equity Risk Premium (3)	Small Stock Premium (4)	Cost of Equity (re)	Equity Weighting (we)	Cost of Debt (rd) (5)	Tax Rate (T) (6)	After-tax Cost of Debt (7)	Debt Weighting (wd) (8)	WACC (9)

3.45%	1.16	6.47%	9.53%	20.49%	74.2%	6.00%	40.0%	3.60%	25.8%	16.1%

The risk-free rate is assumed to be the closing yield of the 10-yr United States Treasury Note on May 22, 2009.

Levered beta calculated based on 5 years of monthly returns against the S&P 500

Ibbotson Associates’ Stocks, Bonds, Bills and Inflation 2009 Yearbook expected equity risk premium for large company stocks.

4

Ibbotson Associates’ Stocks, Bonds, Bills and Inflation 2009 Yearbook size premium for companies with a market cap similar to Cuisine Solutions.

5

The cost of debt was provided by management.

6

Cuisine Solutions effective tax rate calculated from the financial statements.

7

After-tax Cost of Debt = rd (1-T)

8

Debt weighting = Debt/(Debt + Market Capitalization)

9

Weighted average cost of capital (WACC) = were  + wdrd(1-T)

Income Approach

Discounted Cash Flow

(Dollars in thousands)	2009E	2010E	2011E	2012E	2013E	2008E	Weighted Average Cost of Capital Terminal Value PV of Terminal Value PV of Free Cash Flows Total Enterprise Value				16.1%
Revenue	$76,514	$83,917	$89,274	$ 108,930	$ 133,567	$87,479				$ 21,806 11,793 1,750
Revenue Growth	-12.5%	9.7%	6.4%	29.8%	49.6%
Expected EBITDA	2,752	4,646	5,414	8,839	13,836	2,139					$13,543
EBITDA Margin	3.6%	5.5%	6.1%	8.1%	10.4%
Less: Depreciation & Amortization	2,416	2,939	3,339	3,389	3,789	1,942

Expected EBIT	336	1,707	2,075	5,450	10,047	197	Enterprise Value Sensitivity Analysis

Less: Income Taxes (1)	134	683	830	2,180	4,019	79			Perpetual Growth Rate
								1.6%	2.1%	2.6%	3.1%	3.6%
Expected Pre-Debt Income	202	1,024	1,245	3,270	6,028	118	14.1%	$15,458	$16,090	$16,777	$17,526	$18,346
							15.1%	13,931	14,457	15,025	15,640	16,309
Cash Flow Adjustments							16.1%	12,625	13,067	13,543	14,055	14,608
							17.1%	11,495	11,871	12,274	12,705	13,168
Depreciation	2,416	2,939	3,339	3,389	3,789	1,942	18.1%	10,509	10,832	11,176	11,543	11,935
Net Change in Working Capital	(997)	(3,343)	(867)	(3,887)	(4,941)
Capital Expenditures	(2,000)	(2,000)	(2,000)	(2,000)	(2,000)	(2,397)
Net Cash Flow	$(379)	$(1,380)	$1,717	$772	$2,877	$438

	Cuisine Solutions Estimated Long-Term Growth Rate(2)					2.6%

	Estimated Net Cash Flow in Terminal Year(3)					2,951	Per Share Value Sensitivity Analysis
	Estimated Terminal Value(4)					$21,806
									Perpetual Growth Rate
Source: Projections were prepared by management. Cash flows were adjusted to produce unlevered cash flows. (1) Income taxes have been estimated based on the effective tax rate of 40% and the earnings before interest and taxes (EBIT). (2) The long-term growth rate is assumed to be 2.6%, the long-term real GDP growth rate published in the Federal Reserve Livingston Survey dated December 9, 2008. (3) Terminal Year Cash Flow = (2013 Cash Flow)*(1 + Long-Term Growth Rate) (4) Terminal Value = (Terminal Year Cash Flow)/(WACC - Long-Term Growth Rate)								1.6%	2.1%	2.6%	3.1%	3.6%
							14.1%	$ 0.59	$ 0.63	$ 0.67	$ 0.71	$ 0.76
							15.1%	0.51	0.54	0.57	0.60	0.64
							16.1%	0.43	0.46	0.48	0.51	0.54
							17.1%	0.37	0.39	0.41	0.44	0.46
							18.1%	0.31	0.33	0.35	0.37	0.39

Note: Per share data based upon 17.7 million fully diluted shares

Premiums Paid Analysis

Precedent Transactions
($ amounts in millions)
Date	Target Name	Acquiror Name or Transaction Type	LTM Revenue	1-day Premium	1-week Premium	1-month Premium	3-month Premium	6-month Premium	1-year Premium

4/3/2009	New Horizons Worldwide	Reverse/Forward Split	$35.7	208%	180%	185%	195%	115%	48%
3/18/2009	Logility Inc.	American Software Inc.	$42.4	44%	51%	54%	53%	42%	16%
2/17/2009	Katy Industries	Reverse Split	$174.2	135%	127%	110%	107%	80%	62%
2/9/2009	Galaxy Nutritional Foods	Mill Road Capital	$24.8	112%	102%	71%	100%	93%	90%
1/20/2009	Edd Helms Group	Reverse Split	$21.5	48%	20%	30%	25%	24%	14%
12/9/2008	Grill Concepts Inc.	Reverse/Forward Split	$100.9	100%	71%	79%	20%	-15%	-46%
10/29/2008	Middleton Doll Co.	Reverse Split	$13.0	138%	150%	123%	130%	111%	38%
10/22/2008	Williams Industries Inc.	Tender Offer	$38.9	96%	91%	73%	81%	86%	54%
10/8/2008	Entrx Corp.	Reverse/Forward Split	$28.0	59%	31%	36%	36%	35%	19%
9/5/2008	Careguide Inc.	Reverse/Forward Split	$21.7	17%	17%	23%	53%	65%	25%
6/25/2008	Five Star Products	National Patent Development Corp.	$125.3	33%	33%	25%	16%	-12%	-33%
6/25/2008	Levcor International Inc.	Reverse Split	$20.0	7%	7%	7%	10%	-2%	-23%
4/25/2008	Tarrant Apparel Group	Consortium of Investors	$195.3	29%	31%	33%	6%	-13%	-23%

			Mean:	79%	70%	65%	64%	47%	19%
			Median:	59%	51%	54%	53%	42%	19%

5/22/2009	Cuisine Solutions	Reverse/Forward Split at $1.20/share	$ 80.5	26%	27%	26%	66%	71%	-17%
5/22/2009	Cuisine Solutions	Reverse/Forward Split at $1.30/share	$ 80.5	37%	38%	36%	80%	85%	-10%

Source: Public Filings

Selection Criteria: Companies with between $20 million and $200 million in revenues filing Schedule 13E-3 with the Securities and Exchange Commission that are deemed relevant.

Note: Premiums are to average share price for the listed period.

Company Trading History

Financial Analysis Summary

($ in millions, except per share data)
	Relevant	Selected		Implied Company		Less	Implied Company
Methodology	Company Data	Multiple Range (1)		Enterprise Value Range		Net Debt	Equity Value Range
Comparable Companies
Trading Multiples
		Low	High	Low	High		Low	High
LTM Revenue	$80.5	0.3 x	0.5 x	$23.1	$38.3	$(5.0)	$18.1	$33.4
LTM EBITDA	2.4	5.1 x	7.0 x	12.4	16.9	(5.0)	7.4	12.0

			Mean:	$17.7	$27.6		$12.7	$22.7
			Per Diluted Share:				$0.72	$1.28
Comparable M&A
Transaction Multiples
		Low	High	Low	High		Low	High
LTM Revenue	$80.5	0.3 x	0.4 x	$21.8	35.6	$(5.0)	$16.8	$30.6
LTM EBITDA	2.4	4.8 x	8.2 x	11.7	19.7	(5.0)	6.7	14.7

			Mean:	$16.7	$27.7		$11.7	$22.7
			Per Diluted Share:				$0.66	$1.28
Discounted Cash Flow
Discount Rate: 15.1% - 17.1%
Perpetuity Growth Rate: 2.1% - 3.1%			Range:	$11.9	$15.6		$6.9	$10.7
			Per Diluted Share:				$0.39	$0.60

Average Implied Equity Value per Diluted Share:							$0.59	$1.06
Premiums Paid Analysis
					1-week	1-month	3-month	6-month
Median Premium					51%	54%	53%	42%
Average Share Price for Period Ending:		May 22, 2009			$0.94	$0.95	$0.72	$0.70

		Implied Premium Price per Share:			$1.42	$1.47	$1.11	$1.00

Estimated Equity Value per Diluted Share Reference Range:							$1.20	$1.30
(1) Selected range is bounded by the first and third quartiles. Note: Based on 17.7 million fully diluted shares.

Financial Analysis Summary

Implied Per Share Equity Value Reference Range
$1.60

$1.40
				Estimated Value Reference Range
	$.1.28	$1.28
$1.20

$1.00				Current Per Share Price of $0.95 as of 5/22/09

$0.80
	$0.72

		$0.66
$0.60

			$0.60

$0.40			$0.39

$0.20

$0.00
	Comparable Companies Analysis	Comparable Transactions Analysis	Discounted Cash Flow Analysis

Source: Capital IQ, Public Filings and Company Management

Appendices

A. Cuisine Solutions – Historical Financial Results

Historical Statements of Income

	Audited							Unaudited
	For the years ended						For the forty weeks ended				LTM(1) ended
	June 24,		June 30,		June 28,		April 5,		April 4,		April 4,
	2006		2007		2008		2008		2009		2009
(dollars in thousands)
Net Sales	$64,114	100%	$80,331	100%	$87,479	100%	$66,463	100%	$59,465	100%	$80,481	100%
Cost of Goods Sold	48,002	75%	62,116	77%	69,417	79%	53,161	80%	47,777	80%	64,033	80%
Gross Margin	16,112	25%	18,215	23%	18,062	21%	13,302	20%	11,688	20%	16,448	20%
Operating Expenses
Research and Development	632	1%	909	1%	1,067	1%	819	1%	757	1%	1,005	1%
Selling and Marketing	6,603	10%	7,688	10%	8,197	9%	6,300	9%	5,619	9%	7,516	9%
General and Administrative	5,136	8%	6,051	8%	8,601	10%	6,421	10%	5,501	9%	7,681	10%
	12,371	19%	14,648	18%	17,865	20%	13,540	20%	11,877	20%	16,202	20%
Income from Operations	3,741	6%	3,567	4%	197	0%	(238)	0%	(189)	0%	246	0%
Other Income (Expense)
Investment Income	57	0%	-	0%	-	0%	-	0%	-	0%	-	0%
Interest Expense	-	0%	(238)	0%	(425)	0%	(331)	0%	(233)	0%	(327)	0%
Loss on sale of investment	(49)	0%	-	0%	-	0%	-	0%	-	0%	-	0%
Other Income (Expense)	56	0%	30	0%	236	0%	184	0%	(19)	0%	33	0%
	64	0%	(208)	0%	(189)	0%	(147)	0%	(252)	0%	(294)	0%
Minority Interest	-	0%	-	0%	-	0%	-	0%	2	0%	-	0%
Income before Taxes	3,805	6%	3,359	4%	8	0%	(385)	-1%	(439)	-1%	(48)	0%
Income Tax Benefit (Expense)	(20)	0%	5,249	7%	36	0%	207	0%	38	0%	(133)	0%
Net Income from Continuing Operations	$ 3,785	6%	$ 8,608	11%	$44	0%	$(178)	0%	$(401)	-1%	$(181)	0%
Depreciation and Amortization	730	1%	1,445	2%	1,942	2%	1,517	2%	1,742	3%	2,167	3%
EBITDA (2)	$ 4,471	7%	$ 5,012	6%	$ 2,139	2%	$ 1,279	2%	$ 1,553	3%	$ 2,413	3%
——————— (1)Last twelve months (2)Earnings before interest, taxes, depreciation and amortization Source: Publicly available financial statements.

Historical Balance Sheets

	As of (Audited)						As of (Unaudited)
	June 24,		June 30,		June 28,		April 5,			April 4,
(dollars in thousands)	2006		2007		2008		2008			2009
ASSETS
Current Assets
Cash and Cash Equivalents	$2,154	8%	$546	1%	$1,016	2%	$209	0%	$825	2%
Accounts Receivable, Trade	5,360	20%	5,864	14%	8,264	20%	8,144	18%	7,794	20%
Inventory	9,461	35%	15,081	37%	11,322	27%	13,357	30%	9,855	25%
Prepaid Expenses	373	1%	521	1%	482	1%	656	1%	511	1%
Accounts Receivable, Related Party	25	0%	57	0%	-	0%	12	0%	-	0%
Deferred Tax Assets	-	0%	680	2%	801	2%	605	1%	471	1%
Other Current Assets	622	2%	638	2%	458	1%	525	1%	458	1%
Total Current Assets	17,995	67%	23,387	57%	22,343	53%	23,508	52%	19,914	51%
Investments, non-current	375	1%	375	1%	375	1%	375	1%	375	1%
Fixed Assets, Net	8,321	31%	12,520	30%	14,012	33%	14,013	31%	13,073	34%
Restricted Cash	5	0%	66	0%	130	0%	118	0%	184	0%
Deferred Tax Assets	-	0%	4,884	12%	5,002	12%	6,740	15%	5,285	14%
Other Assets	70	0%	83	0%	86	0%	94	0%	105	0%
TOTAL ASSETS	$26,766	100%	$41,315	100%	$41,948	100%	$44,848	100%	$38,936	100%
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable and Accrued Expenses	$5,831	22%	$6,999	17%	$6,357	15%	$7,809	17%	$6,816	18%
Accrued Payroll and Related Liabilities	2,455	9%	2,486	6%	2,389	6%	1,780	4%	1,521	4%
Line-of-credit	1,000	4%	1,811	4%	1,049	3%	2,079	5%	369	1%
Current Portion of Long-term Debt	356	1%	777	2%	906	2%	882	2%	1,015	3%
Other Current Liabilities	150	1%	-	0%	-	0%	-	0%	-	0%
Total Current Liabilities	9,792	37%	12,073	29%	10,701	26%	12,550	28%	9,721	25%
Long-term Debt, Less Current Portion	3,321	12%	5,523	13%	5,689	14%	5,791	13%	4,408	11%
Other Liabilities	398	1%	599	1%	771	2%	755	2%	793	2%
Total Liabilities	13,511	50%	18,195	44%	17,161	41%	19,096	43%	14,922	38%
Minority Interest	-	0%	-	0%	-	0%	-	0%	66	0%
Stockholders' Equity
Common Stock	165	1%	166	0%	174	0%	171	0%	176	0%
Additional Paid-in Capital	27,516	103%	28,248	68%	28,946	69%	28,415	63%	29,479	76%
Treasury Stock		0%	-	0%	-	0%	-	0%	(104)	0%
Accumulated Deficit	(15,127)	(57%)	(6,402)	(15%)	(6,358)	(15%)	(4,761)	(11%)	(6,758)	(17%)
Accumulated Other Comprehensive Income
Cumulative Translation Adjustment	701	3%	1,108	3%	2,025	5%	1,927	4%	1,155	3%
Total Stockholders' Equity	13,255	50%	23,120	56%	24,787	59%	25,752	57%	23,948	62%
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$26,766	100%	$41,315	100%	$41,948	100%	$ 44,848	100%	$ 38,936	100%

Source: Publicly available financial statements.

B. Comparable Companies – Business Description

Comparable Companies

Business Descriptions

•

Armanino Foods of Distinction, Inc. (OTCPK:AMNF) engages in the production and marketing of frozen and refrigerated food products in the United States. The company's frozen products include pesto sauces, stuffed pastas, and pasta sheets, as well as value-added specialty Italian pastas, focaccia, and cooked meat products. Its refrigerated products comprise the Garlic Zing product line, which is sold to retail customers in the western region of the United States. The company markets its products through a network of food brokers, as well as sells to retail and foodservice distributors, club type stores, and industrial accounts. Armanino Foods was founded in 1978 and is based in Hayward, California.

•

Bridgford Foods Corporation (NASDAQ:BRID) engages in the manufacture, processing, and distribution of frozen, refrigerated, and snack food products in the United States and Canada. The company’s products include biscuits, bread dough items, roll dough items, dry sausage products, and beef jerky, as well as various sandwiches and sliced luncheon meats. It also resells jerky, cheeses, salads, party dips, Mexican foods, nuts, and other delicatessen type food products. The company provides its products to restaurants, food operations of healthcare providers, schools, hotels, resorts, corporations, and other traditional and non-traditional food service outlets. It sells approximately 190 frozen food products to retail outlets, restaurants, and institutions through wholesalers, cooperatives, and distributors, as well as approximately 270 items to supermarkets, mass merchandise, and convenience retail stores through a direct store delivery network. The company was founded in 1952 and is based in Anaheim, California.

Comparable Companies

Business Descriptions

•

Fleury Michon SA (ENXTPA:FLE) engages in the provision of meal solutions primarily through mass retailers in France, Italy, and Spain. It primarily offers various meal solutions, including charcuterie specialties, prepared meals, ready-to-eat charcuterie, pates, cold meal solutions, pork hams and poultry cuts, snacks, salads, desserts, and surimi. The company also provides commercial meal solutions for traditional food-service providers and supermarket deli counters, as well as self-service products for specific networks, such as theme parks and service-station minimarts. In addition, Fleury Michon offers meal solutions, primarily earthenware dishes and baked goods, for airlines and railway companies; operates automated vending machines offering hot and cold meals; and provides delivered meal solutions primarily to corporate customer base in Paris and its close suburbs. The company was founded in 1926 and is based in Pouzauges, France.

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High Liner Foods Incorporated (TSX:HLF) manufactures and markets prepared and packaged frozen seafood in North America. The company processes, markets, and distributes frozen seafood products for retail and food service customers. It sells its products under High Liner, Fisher Boy, FPI, Sea Cuisine, Mirabel, and Royal Sea brand names, as well as under private label brands. The company delivers seafood and menu to food service operators in restaurant segments, foodservice distributors, grocery and club stores, specialty seafood distributors, and general line food processing companies; and produces breaded and battered fish sticks and portions for grocery retailers. High Liner Foods was founded in 1899 and is headquartered in Lunenburg, Canada.

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Hilton Food Group plc (LSE:HFG), through its subsidiaries, engages in the production and supply of packaged meat products to food retailers in the United Kingdom, Ireland, Holland, Sweden, and Poland. It offers packed beef, lamb, and pork products, such as minced meat, burgers, and kebabs. The company also provides fresh items, such as roasting joints, steaks, chops, and minces which are prepared and packaged according to customer specifications. In addition, it offers the barbecue ranges, ready to cook, marinated meats, and convenience products, such as meat cuts accompanied by serving sauces. The company was founded in 1994 and is based in Huntington, the United Kingdom.

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The Inventure Group, Inc. (NASDAQ: SNAK) engages in the development, production, marketing, and distribution of snack food products and frozen berry products in the United States. It manufactures and sells T.G.I. Friday’s brand snacks under license from TGI Friday’s, Inc.; and BURGER KING brand snack products under license from BURGER KING. The company also offers snack food products under its own brands, including Poore Brothers, Bob’s Texas Style, and Boulder Canyon Natural Foods brand batch-fried potato chips, as well as Tato Skins brand potato snacks through independent distributors. The Inventure Group sells its T.G.I. Friday’s brand salted snack products and BURGER KING snack products to mass merchandisers, and grocery, club, and drug stores directly, as well as to convenience stores and vend operators primarily through independent distributors. The company was founded in 1986. The Inventure Group is based in Phoenix, Arizona.

Comparable Companies

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Monterey Gourmet Foods, Inc. (NASDAQ:PSTA) engages in the production, distribution, and marketing of refrigerated gourmet food products in the United States, Canada, the Caribbean, Latin America, and the Asia Pacific. It produces a range of pastas, pasta sauces, salsas, dips, hummus, spreads, Sonoma Jack cheeses, chicken sausages, chicken meatballs, and polenta. The company offers its products principally under the Monterey Gourmet Foods, Monterey Pasta, Arthur's, CIBO Naturals, Emerald Valley Kitchen, Isabella's Kitchen, Sonoma Cheese, and Casual Gourmet brand names, as well as under various private labels. Monterey Gourmet Foods markets its products through grocery and club stores. The company was founded in 1989 and is headquartered in Salinas, California.

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Overhill Farms, Inc. (AMEX:OFI) engages in the manufacture and sale of prepared frozen food products for branded retail, private label, foodservice, and airline customers in the United States. Its product line includes entrees, plated meals, bulk-packed meal components, pastas, soups, sauces, poultry, meat and fish specialties, and organic and vegetarian offerings. The company was founded in 1995 and is headquartered in Vernon, California.

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Vaughan Foods, Inc. (NASDAQ:FOOD) engages in processing and packaging refrigerated foods in the United States. Its products include refrigerated prepared salads, soups, and side dishes. Vaughan Foods sells fresh-cut products primarily to restaurant chains, food service businesses, institutional users, and retail chains; and refrigerated prepared salads to grocery store deli departments, food service distributors, and regional restaurant chains. The company was founded in 1961 and is based in Moore, Oklahoma.